Exhibit 3.12

TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS COMPANIES ACT, 2004 CERTIFICATE OF INCORPORATION (SECTION 7)	2390050214

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Midheaven Sincerity International Resources Investment Co., Ltd

BVI COMPANY NUMBER: 1975498

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 6th day of April, 2018.

for REGISTRAR OF CORPORATE AFFAIRS

6th day of April, 2018